UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

Internet Media Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-165972	22-3956444
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1434 6th Street, Santa Monica, CA 90401, Suite 9
(Address of Principal Executive Office) (Zip Code)

800-467-1496
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On March 17, 2011, Internet Media Services, Inc. (“the Company”) entered into a subscription agreement with one (1) accredited investor.  Under this subscription agreement, the Company issued a total of 2,500,000 shares of common stock and a seven-year warrant to purchase 2,500,000 shares of common stock in consideration of $250,000.   The warrants are exercisable at $0.30 per share.  No underwriters or placement agents were utilized in the offering, no commissions were paid in connection therewith and the proceeds were used for general working capital.  The offering was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act.  The purchaser was an accredited investor (as that term is defined in Item 501 of Regulation D), was a friend or business associate of the Company's management, was familiar with the operations of the Company and purchased the securities for investment and not with a view to distribution or resale thereof.  All certificates issued to purchaser contained the customary restrictive legend thereon, restricting resales.

Item 8.01 Other Events

On March 16, 2011, the Company and Mr. Meyers, stockholder, chief executive officer, and Director of the Company, agreed to an increase in the principal amount of the revolving credit line extended by Mr. Meyers to the Company on April 8, 2010 from $200,000 to $225,000, effective December 31, 2010, and Mr. Meyers agreed to extend the maturity date of the revolving credit line to April 8, 2012.  The revolving credit line carries an annual interest rate of 6% above LIBOR, and is secured by all of the assets of the Company.  The revolving credit line is used by the Company for working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Internet Media Services, Inc.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer

Date:      March 22, 2011